Exhibit 99.1

Destination XL Group, Inc. Reports Third Quarter Financial Results

Total Comparable Sales Increased +0.2%

CANTON, Mass., November 22, 2019 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's clothing, today reported operating results for the third quarter of fiscal 2019.

Highlights

•	Total sales for the third quarter of $106.6 million, down $0.5 million or (-0.5)% from $107.1 million in the prior-year third quarter.
•	Total comparable sales increased 0.2% for the third quarter.
•

Net loss for the third quarter was $(7.2) million as compared to a net loss of $(2.0) million in the prior year’s third quarter. The net loss for the current quarter included exit costs of $1.7 million related to the Company’s London operations.  The prior year’s net loss included corporate restructuring and CEO transition costs of $0.7 million.

•	Adjusted EBITDA for the third quarter was $1.7 million compared to $6.6 million in the prior-year quarter.

Management Comments

“For the third quarter, we delivered our first positive sales comp for the year at +0.2%.  This is a small win for us and a first step in the right direction,” said Harvey Kanter, President and Chief Executive Officer.  “Comp sales accelerated as the quarter progressed with (-2.3)% in August, +0.2% in September and +2.5% in October.  In our Direct channel, we were pleased to see a solid, double-digit percentage increase in site traffic which resulted in a mid-single digit growth rate in our Direct sales results.  Finally, our wholesale business generated $2.9 million in Sales, or an increase of $2.5 million over the prior year quarter.  Although overall DXL sales performance is still not to the level that I believe we are capable, we remain cautiously optimistic and expect greater inflection in the coming quarters.”

Kanter continued, “During the quarter, we tested a variety of new promotional events to further drive the omni-channel retail experience, aligning direct and store promotions.  While the promotional events were unsuccessful in driving the sales results we had hoped for, we did gain some valuable insights that will benefit our future promotions.  We had expected the tests we developed and implemented in-store could be capable of driving incremental traffic and while they did achieve that directionally, the promotions were not sufficiently offset by traffic.  We also saw a higher sell through of clearance merchandise.  Lastly, our gross margin was impacted by a change to our internal inventory aging policy as part of our ongoing diagnostic of the inventory mix.  In recent years, our tailored clothing assortments have struggled from a noticeable and continued shift in customer preference to casual sportswear.  As a result, we performed an inventory diagnostic in the third quarter which resulted in a re-evaluation of our lower of cost or market reserves on certain aged inventory, particularly in tailored clothing.  As a result of this exercise, we elected to take a $0.9 million non-cash charge to gross margin to maintain a healthy inventory position.”

“To more broadly support our digital pursuit of customer engagement, I’m pleased to have hired a new Chief Marketing Officer which we announced on October 29th who I believe has the experience and the skill set required to drive the growth of our customer file.  Erica Thompson comes to us with over 25 years of experience in digitally native marketing roles with well-known and regarded retailers.  Further supporting our strategic initiatives, we announced today that we have also hired Ujjwal Dhoot as our Chief Digital Officer.  Ujjwal has been deeply immersed in Digital his entire career across pure-play and omni-channel retailers.  Together, they bring a fresh outlook to our team,” Kanter concluded.

Third Quarter Results

Sales

Total sales for the third quarter of fiscal 2019 decreased (0.5)% to $106.6 million from $107.1 million in the third quarter of fiscal 2018.  The decrease of $0.5 million in total sales was primarily due to a decrease in sales of $3.2 million from closed stores, other revenue and non-comparable sales.  These decreases were partially offset by an increase in wholesale revenue of $2.5 million and a comparable sales increase of 0.2%, or $0.2 million.

Gross Margin

For the third quarter of fiscal 2019, our gross margin rate, inclusive of occupancy costs, was 41.1% as compared to a gross margin rate of 44.0% for the third quarter of fiscal 2018. The decrease of 290 basis points was due to a decrease in merchandise margins of 310 basis points partially offset by a 20 basis point improvement in occupancy costs as a percent of sales.  The 310 basis point decrease in merchandise margin, as compared to the prior year’s third quarter, was due, in part, to approximately 110 basis points related to higher clearance selling and promotional activity.  The remainder of the merchandise margin rate decrease came from an inventory diagnostic that resulted in an 80 basis point decrease for the write-off of certain aged inventory and 120 basis points due to the impact of our wholesale segment, which by its nature has lower merchandise margins than our retail business.  During the third quarter of fiscal 2019, the Company made a change to its inventory aging policy, principally driven by a noticeable shift away from tailored clothing to sportswear.  Accordingly, we recorded a charge of $0.9 million in connection with this change for the write-off of certain aged inventory. The $0.9 million charge represents 0.8% of our total inventory cost.  The improvement in occupancy costs, as a percentage of sales, was due to a decrease of $0.4 million in total occupancy costs, primarily related to closed stores, as compared to the prior year’s third quarter.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the third quarter of fiscal 2019 were 39.5% as compared to 37.8% for the third quarter of fiscal 2018. On a dollar basis, SG&A increased by $1.7 million for the third quarter of fiscal 2019.  This increase was primarily attributable to increases in corporate severance of $0.5 million, $0.3 million in marketing costs, $0.4 million in information technology and an increase of $0.2 million in expenses related to our wholesale segment. In addition, as a result of adopting the new lease accounting standard (ASC 842) at the beginning of fiscal 2019, we are no longer receiving a $0.4 million quarterly benefit from amortizing a deferred gain related to the sale-leaseback of our corporate office.

Management views SG&A expenses through two primary cost centers:  Customer Facing Costs and Corporate Support Costs.  Customer Facing Costs, which include store payroll, marketing and other store operating costs, represented 22.0% of sales in the third quarter of fiscal 2019 as compared to 21.6% of sales in the third quarter of last year.  Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 17.5% of sales in the third quarter of fiscal 2019 compared to 16.2% of sales in the third quarter of last year.

Exit Costs Associated With London Operations

During the third quarter of fiscal 2019, the Company closed its Rochester Clothing store located in London, England.  In connection with this store closure, the Company incurred a charge of approximately $1.7 million, which included a non-cash expense of $0.8 million related to the recognition of the accumulated foreign currency translation adjustment.  The remainder of the charge primarily related to lease termination and inventory liquidation costs.

Net Loss

For the third quarter of fiscal 2019, we had a net loss of $(7.2) million, or $(0.14) per diluted share, compared with a net loss of $(2.0) million, or $(0.04) per diluted share, for the third quarter of fiscal 2018.

On a non-GAAP basis, adjusting for exit costs related to our London operations of $1.7 million in the third quarter of fiscal 2019, corporate restructuring and CEO transition costs of $0.7 million in the third quarter of fiscal 2018, and a normalized tax rate of 26% for both periods, the adjusted net loss for the third quarter of fiscal 2019 was ($0.08) per diluted share, as compared to an adjusted net loss of ($0.02) per diluted share for the third quarter of fiscal 2018.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization and excluding exit costs related to London operations, CEO transition costs, corporate restructuring and impairment of assets, if any, (Adjusted EBITDA), a non-GAAP measure, for the third quarter of fiscal 2019 were $1.7 million, compared to $6.6 million for the third quarter of fiscal 2018.

Cash Flow

Cash flow used for operations for the first nine months of fiscal 2019 was $(14.4) million, compared to $(1.3) million for the first nine months of fiscal 2018. The decrease in cash flow from operations was primarily due to a decrease in Adjusted EBITDA and the timing of working capital, primarily accounts payable, accrued expenses and incentive payments earned in fiscal 2018 but paid out in fiscal 2019.  At November 2, 2019, accrued expenses were substantially lower than the prior year due to certain rent and lease related liabilities that were eliminated upon adoption of ASC 842.

	For the nine months ended
(in millions)	November 2, 2019	November 3, 2018
Cash flow from operating activities (GAAP basis)	$(14.4)	$(1.3)
Capital expenditures, infrastructure projects	(7.2)	(8.0)
Capital expenditures for DXL stores	(3.8)	(1.8)
Free Cash Flow (non-GAAP basis)	$(25.4)	$(11.1)

Capital expenditures for the first nine months of fiscal 2019 increased to $11.0 million as compared to $9.8 million for the first nine months of fiscal 2018.  For the first nine months of fiscal 2019, we opened two DXL retail stores  and rebranded 12 Casual Male XL retail and 2 Casual Male XL outlet stores to 11 DXL retail stores and 3 DXL outlet stores. We have closed four Casual Male XL stores (two closed in connection with the opening of the DXL stores), one DXL outlet store and three Rochester Clothing stores.

Non-GAAP Measures

Adjusted EBITDA, adjusted net loss, adjusted net loss per diluted share and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At November 2, 2019, the Company had cash and cash equivalents of $5.5 million. Total debt, at November 2, 2019, was $83.0 million and consisted of $68.2 million outstanding under the Company’s revolving credit facility and $14.8 million outstanding under its FILO facility, net of unamortized debt issuance costs. At November 2, 2019, the Company had $40.6 million of excess availability under its credit facility.

Our inventory on November 2, 2019, increased approximately $3.8 million, as compared to November 3, 2018.  The increase in inventory was primarily due to wholesale inventory as well as an increase in style-presentation levels in our better and best collections as we drive branded collections.

Clearance inventory at November 2, 2019 was approximately 10.0% as compared to 11.3% at November 3, 2018.

Retail Store Information

Total retail square footage has remained relatively constant since the end of fiscal 2017:

	Year End 2017		Year End 2018		At November 2, 2019		Year End 2019E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	212	1,665	216	1,684	229	1,736	228	1,730
DXL outlets	14	72	15	78	17	82	17	82
CMXL retail	78	268	66	221	50	164	50	164
CMXL outlets	33	103	30	91	28	84	28	84
Rochester Clothing	5	51	5	51	2	21	-	-
Total	342	2,159	332	2,125	326	2,087	323	2,060

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party marketplaces. As the Company continues to invest in its digital capabilities, management believes it is important to monitor the total percentage of revenue that is facilitated by the Company’s e-commerce systems, regardless of which channel originates or fulfills the transaction.  E-commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. For the first nine months of fiscal 2019, our direct sales increased to 21.5% of retail segment sales as compared to 20.4% for the first nine months of fiscal 2018.  On a trailing 12 month-period ended November 2, 2019, our direct sales were 22.4% of retail segment sales as compared to 21.2% for the trailing 12-month period ended November 3, 2018.

Impact of New Lease Accounting Standard

At the start of fiscal 2019, we adopted the new lease accounting standard, ASC 842 (Leases). As a result of the adoption, we established our operating leases as right-of-use assets of $214.1 million and established corresponding lease liabilities of $254.5 million on our Consolidated Balance Sheet at February 3, 2019.  The $40.3 million difference between the right-of-use assets and lease liabilities was primarily attributable to the elimination of certain existing lease-related assets and liabilities as a net adjustment to the right-of-use assets. In our results for the first nine months of fiscal 2019, we recognized a net increase to opening retained earnings of approximately $5.3 million to recognize: (i) the remaining deferred gain of $10.3 million from a sale-leaseback transaction (ii) the recognition of impairments, upon adoption, of certain right-to-use assets of $(3.8) million and (iii) the write-off of initial direct costs of $(1.2) million.

Financial Outlook

For fiscal 2019, we expect comparable sales in our omni-channel retail business to be flat and free cash flow to be approximately breakeven. Since Mr. Kanter joined the Company on April 1, 2019, we have made progress in developing the mission, vision and strategic plan, which informs and defines our transformation as we have begun to execute the strategy to engage the big and tall men across the omni-channel landscape.  We are making capital investments in both our customer relationship capabilities and our data infrastructure and analytical capabilities. We believe these investments are required as we move forward in this digitally-driven retail environment in which we operate today.  A significant step toward this ongoing commitment to building out a digitally-centric marketing organization was the appointment in October 2019 of Erica Thompson as our Chief Marketing Officer and today’s appointment of Ujjwal Dhoot as Chief Digital Officer.

In the fourth quarter of fiscal 2019, we expect to close the two remaining Rochester Clothing stores and one DXL retail store.

Conference Call

The Company will hold a conference call to review its financial results today, Friday, November 22, 2019 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (866) 680-2311. Please reference conference ID: 3287791. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted net loss, adjusted net loss per diluted share and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss, net loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that adjusted EBITDA (calculated as earnings before interest, taxes, depreciation and amortization and excluding exit costs related to our London operations, corporate restructuring charges, CEO transition costs and any asset impairment charges) are useful to investors in evaluating its performance. With the significant capital investment over the past several years associated with the DXL stores and, therefore, increased levels of depreciation and interest, management uses adjusted EBITDA as a key metric to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net loss is not reflective of earnings assuming a “normal” tax position. In addition, we have added back charges for exit costs related to our London operations, corporate restructuring charges, costs associated with the CEO transition and asset impairment charges, if applicable, because it provides comparability of results without these charges.  Adjusted net loss provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 26%.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth.  Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest retailer of men’s clothing in sizes XL and up, with operations throughout the United States as well as in Toronto, Canada. In addition to DXL Big + Tall retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operate Rochester Clothing stores, Casual Male XL retail and outlet stores, and an e-commerce site, DXL.com.  DXL.com offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol "DXLG."  For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations for comparable sales and free cash flow in fiscal 2019; capital investments and store closures in fiscal 2019; its strategic plans to grow customer base and drive top-line sales; and continued growth of its core business and development of its wholesale business unit in fiscal 2019. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 22, 2019, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the nine months ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Sales	$106,581	$107,069	$342,799	$342,606
Cost of goods sold including occupancy	62,776	60,009	195,012	188,333
Gross profit	43,805	47,060	147,787	154,273

Expenses:
Selling, general and administrative	42,108	40,436	134,197	133,631
CEO transition costs	—	430	702	560
Corporate restructuring	—	262	—	1,892
Exit costs associated with London operations	1,737	—	1,737	—
Depreciation and amortization	6,329	7,161	18,877	21,867
Total expenses	50,174	48,289	155,513	157,950

Operating loss	(6,369)	(1,229)	(7,726)	(3,677)

Interest expense, net	(870)	(798)	(2,585)	(2,642)

Loss before benefit for income taxes	(7,239)	(2,027)	(10,311)	(6,319)
Benefit for income taxes	(49)	(22)	(78)	(19)

Net loss	$(7,190)	$(2,005)	$(10,233)	$(6,300)

Net loss per share - basic and diluted	$(0.14)	$(0.04)	$(0.21)	$(0.13)

Weighted-average number of common shares outstanding:
Basic	50,089	49,352	49,853	49,068
Diluted	50,089	49,352	49,853	49,068

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
November 2, 2019, February 2, 2019 and November 3, 2018
(In thousands)
(unaudited)

	November 2,	February 2,	November 3,
	2019	2019	2018
ASSETS

Cash and cash equivalents	$5,462	$4,868	$6,376
Inventories	120,211	106,837	116,371
Other current assets	15,511	15,955	12,713
Property and equipment, net	83,371	92,525	98,286
Operating lease right-of-use assets	195,971	—	—
Intangible assets	1,150	1,150	1,573
Other assets	3,364	4,741	5,716
Total assets	$425,040	$226,076	$241,035

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$27,038	$34,418	$29,717
Accrued expenses and other liabilities	24,905	34,256	30,092
Operating leases	233,374	—	—
Long-term debt	14,799	14,757	14,743
Borrowings under credit facility	68,185	41,908	57,290
Deferred rent and lease incentives	—	31,839	32,938
Deferred gain on sale-leaseback	—	10,258	10,624
Stockholders' equity	56,739	58,640	65,631
Total liabilities and stockholders' equity	$425,040	$226,076	$241,035

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET LOSS

AND ADJUSTED NET LOSS PER DILUTED SHARE

	For the three months ended				For the nine months ended
	November 2, 2019		November 3, 2018		November 2, 2019		November 3, 2018
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net loss (GAAP basis)	$(7,190)	$(0.14)	$(2,005)	$(0.04)	$(10,233)	$(0.21)	$(6,300)	$(0.13)
Adjust:
CEO transition costs	-		430		702		560
Corporate restructuring	-		262		-		1,892
Exit costs associated with London operations	1,737		-		1,737		-
Add back actual income tax benefit	(49)		(22)		(78)		(19)
Add income tax benefit, assuming a normal tax rate of 26%	1,431		347		2,047		1,005

Adjusted net loss (non-GAAP basis)	$(4,071)	$(0.08)	$(988)	$(0.02)	$(5,825)	$(0.12)	$(2,862)	$(0.06)

Weighted average number of common shares
outstanding on a diluted basis		50,089		49,352		49,853		49,068

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

	For the three months ended		For the nine months ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
(in millions)
Net loss (GAAP basis)	$(7.2)	$(2.0)	$(10.2)	$(6.3)
Add back:
CEO transition costs	-	0.4	0.7	0.6
Corporate restructuring	-	0.3	-	1.9
Exit costs associated with London operations	1.7	-	1.7	-
Benefit for income taxes	-	-	(0.1)	-
Interest expense	0.9	0.8	2.6	2.6
Depreciation and amortization	6.3	7.2	18.9	21.9
Adjusted EBITDA (non-GAAP basis)	$1.7	$6.6	$13.6	$20.7

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

	For the nine months ended
(in millions)	November 2, 2019	November 3, 2018
Cash flow from operating activities (GAAP basis)	$(14.4)	$(1.3)
Capital expenditures, infrastructure projects	(7.2)	(8.0)
Capital expenditures for DXL stores	(3.8)	(1.8)
Free Cash Flow (non-GAAP basis)	$(25.4)	$(11.1)